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                                                                    Exhibit 99.1

   New Horizons Worldwide Acquires Its San Antonio, Texas Franchise Location

MORGANVILLE, N.J.-(BUSINESS WIRE)- May 7, 1999- New Horizons Worldwide Inc. (Nasdaq:NEWH), the world's largest independent IT training company, today announced the acquisition of its franchise location in San Antonio, Texas.

New Horizons Worldwide Inc. will be purchasing the assets of the location for consideration including approximately $4 million in cash and 50,595 shares of New Horizons stock. Based upon yesterday's closing price on NASDAQ of $20 1/2, the transaction is valued at approximately $5 million. The selling shareholder will also receive additional consideration, in cash and stock, if certain future performance targets are achieved. New Horizons Worldwide Inc. anticipates the acquisition to be accretive to earnings per share.

New Horizons Computer Learning Center of San Antonio had revenues of $5.2 million in 1998, and is expected to have 1999 revenues in excess of $7 million. The location is both a Microsoft Certified Technical Education Center (CTEC) and a Novell Authorized Education Center (NAEC). The local management team led by Mike Newman and Mark Villareal will remain in place.

"Selectively acquiring established franchise locations has proven very effective," said Thomas J. Bresnan, president of New Horizons Worldwide Inc. "The locations we have repurchased over the last year are expected to generate consolidated annual revenues of close to $40 million. When you combine these acquisitions with our same-center growth rate and the continued expansion of our franchise network and offerings, it presents a compelling growth strategy for New Horizons Worldwide. Our San Antonio location has built an outstanding business and we are pleased to welcome them to our company-owned division."

"I'm very excited about the opportunities and benefits this presents to my employees and the powerful incentives for us to continue growing this business," said Mike Newman, owner of the San Antonio location. "The growth of this industry, market and most significantly, New Horizons has been amazing to watch over the last few years."

With the acquisition of the San Antonio location, New Horizons has successfully acquired and integrated eight training centers in the last 12 months that had been operated by franchisees. New Horizons Worldwide continues to pursue its strategy of buying back franchise locations that are profitable, located in strategic markets and have quality management. About New Horizons Worldwide Inc.

New Horizons (NASDAQ:NEWH) is the world's largest independent IT training company, meeting the needs of more than 2.4 million students each year. The company offers a variety of flexible training choices: instructor-led classes, Web-based training, computer-based training via CD-ROM, computer labs, certification exam preparation tools and 24-hour, seven-day-a-week help desk support.

In 1998 New Horizons had corporate revenues of $73 million and system-wide revenues-revenues for all training centers-of $358 million. New Horizons has a franchised and company-owned network of more than 200 locations in 34 countries. For more information or to locate the center nearest you call 1-800-PC LEARN or visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the Company's dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the Company's filings
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with the Securities and Exchange Commission.

All brand names, product names, company names and trademarks are properties of their respective owners.

CONTACT: New Horizons Worldwide Inc.
Robert S. McMillan
Chief Financial Officer
(714)438-9473
bob.mcmillan@newhorizons.com
or
New Horizons Computer Learning Centers
Robert Meloche
Public Relations Manager
(714)431-9249
rob.meloche@newhorizons.com
or
Investor Relations Contact:
Lippert Heilshorn & Associates
Vince Daniels/John Nesbett
(212)838-3777